Exhibit 99.1


                                  NEWS RELEASE

                   SLM INTERNATIONAL, INC. ANNOUNCES AGREEMENT
                         TO ACQUIRE SPORTS HOLDINGS CORP.

 New York, NY, October 7, 1998 - SLM International, Inc. ("SLM"), a leading manufacturer and marketer of ice and roller hockey equipment under the CCM(R) and TACKS(R) brand names, today announced that it has entered into a definitive agreement to acquire all the outstanding shares of Sports Holdings Corp. ("SHC") and its subsidiaries thereby creating a hockey company with current annual sales worldwide in excess of $200,000,000. The majority shareholder of SLM is an affiliate of Wellspring Capital Management LLC, a New York-based private investment firm.

 SHC markets ice and roller hockey products under the JOFA(R), KOHO(R), TITAN(R), CANADIEN(TM) and HEATON(R) brand names. SHC is the leading hockey equipment marketer in Scandinavia and central Europe. It is the world leader in the manufacture and distribution of hockey sticks and a large number of professional hockey players use its protective equipment sold under the JOFA(R) and KOHO(R) brand names. The acquisition in recent years of Heaton, a company manufacturing goalie equipment, has added to the company's product line with great success.

 SLM manufactures and sells ice and roller hockey skates, and protective equipment as well as sports apparel directly and under license with the National Hockey League. SLM, rapidly nearing its centennial, is world-renowned for the reputation and quality of its products.

 Mr. Gerald B. Wasserman, Chief Executive Officer of SLM said "The combination of SLM and SHC brings together the most widely recognized brands in hockey around the world. The product lines and geographic strengths of the two companies are highly complementary. The talents and technological capabilities of each group will permit us to create an all-star team of talented and highly motivated employees and business executives knowledgeable in their field and lovers of the game of hockey."

 The acquisition is expected to be completed by the end of the month, subject to certain conditions including regulatory approvals.

 All inquiries should be addressed to Mr. Gerald B. Wasserman at 514-932-1118 or Mr. Greg Feldman at 212-332-7571.